                                                                    EXHIBIT 4.1

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                        TRANSAMERICAN ENERGY CORPORATION,

                                   as Issuer,



                                       and



                        FIRSTAR BANK OF MINNESOTA, N.A.,

                                   as Trustee



                            ------------------------

                          SECOND SUPPLEMENTAL INDENTURE

                        Effective as of November 13, 1998

                           --------------------------



               $475,000,000 11 1/2% Senior Secured Notes due 2002

                                       and

            $1,130,000,000 13% Senior Secured Discount Notes due 2002

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




                          SECOND SUPPLEMENTAL INDENTURE


         THIS SECOND SUPPLEMENTAL INDENTURE, effective as of November 13, 1998 (the "Supplemental Indenture"), is made and entered into by and among TRANSAMERICAN ENERGY CORPORATION, a Delaware corporation (the "Company"), and FIRSTAR BANK OF MINNESOTA, N.A. (the "Trustee"), under an Indenture dated as of June 13, 1997, by and between the Company and the Trustee, as amended and supplemented by a First Supplemental Indenture dated as of December 30, 1997 (the "Original Indenture"). All capitalized terms used in this Supplemental Indenture that are defined in the Original Indenture, either directly or by reference therein, have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise.

         WHEREAS, Section 9.2 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in aggregate Value of then outstanding Notes or, with respect to certain matters, not less than 66-2/3% in aggregate Value of the Notes at the time outstanding, the Company, when authorized by Board Resolutions, and the Trustee may amend or supplement the Original Indenture or the Security Documents or enter into an indenture supplemental thereto for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or the Security Documents or of modifying in any manner the rights of the Holders under the Original Indenture or the Notes; and

         WHEREAS, the Company has solicited consents from the Holders of the Notes (the "Consent Solicitation") to amendments (the "Proposed Amendments") and waivers (the "Proposed Waivers") to (i) the Original Indenture, and (ii) the Loan Agreement dated June 13, 1997, as amended, between the Company and TARC; and

         WHEREAS, the Holders of at least 66-2/3% in aggregate Value of Notes at the time outstanding have consented to the Proposed Amendments and Proposed Waivers pursuant to the Consent Solicitation; and

         WHEREAS, the Board of Directors of the Company has adopted resolutions authorizing and approving the Proposed Amendments and the Company and the Trustee are executing and delivering this Supplemental Indenture in order to provide for such amendments;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Supplemental Indenture hereby agree as follows:

                                    ARTICLE I
                        AMENDMENTS TO ORIGINAL INDENTURE

         Section 1.01. Amended Definitions. The following definitions in Section
1.1 of the Original Indenture are hereby amended as follows:

         (a) A definition of "Bridge Financing Transaction" is hereby added to read in its entirety as follows:

                         "Bridge Financing Transaction" means a series of
                 related transactions (as more fully described in the Company's Consent Solicitation Statement dated November 4, 1998 pursuant to which consents were solicited from the Holders to amendments to the Indenture to facilitate the Bridge Financing Transaction, which description is incorporated herein by reference) pursuant to which, among other things (i) the Company issues the Bridge Loan Notes, (ii) the Company loans the proceeds of the issuance of the Bridge Loan Notes to TARC,
                 (iii) the liens on deposit accounts of the Company and the TARC Intercompany Bridge Loan securing the Notes are released and
                 (iv) the liens on the remainder of the TEC Collateral securing the Notes are subordinated to the liens thereon securing the Bridge Loan Notes.


         (b) A definition of "Bridge Loan Notes" is hereby added to read in its entirety as follows:

                         "Bridge Loan Notes" means promissory notes issued by
                 the Company pursuant to the Bridge Financing Transaction (which may be issued with original issue discount) resulting in proceeds to the Company not in excess of $25,000,000.


         (c) The definition of "Excess Cash" is hereby amended to read in its entirety as follows:

                         "Excess Cash" means the Net Cash Proceeds received by
                 the Company from Asset Sales by the Company and the aggregate amount of cash and Cash Equivalents received by the Company from its Subsidiaries, including from dividends or payments in respect of Intercompany Loan Redemptions less the sum (without duplication) of (a) the provision for income and other taxes of the Company or, in the case of subclause (iii) of this clause
                 (a), TransAmerican, (i) for the current fiscal year, (ii) for the immediately preceding fiscal year or (iii) relating to the sale by TransTexas of the Capital Stock of TransTexas Transmission Corporation, (b) without duplication, amounts received pursuant to the Services Agreement, (c) amounts used to pay consent fees in connection with a solicitation of waivers or amendments to the Notes, (d) dividends received from an Accounts Receivable Subsidiary; provided, that such funds are then contributed to TARC, (e) payments of interest and principal on loans by the Company to TARC or TransTexas which loans are permitted by the terms of the Indenture, (f) scheduled payments of interest and principal pursuant to the terms of the Intercompany Loans and (g) amounts used to pay interest, principal and premium on the Bridge Loan Notes.

         (d) The definition of "First Lien Debt" is hereby amended to read in its entirety as follows:

                         "First Lien Debt" means any Debt or other obligation
                 secured by a Permitted TransTexas Lien described in clause (c),
                 (d), (e), (f), (i), (k), (l), (o), (q), (r) to the extent that the Incurrence of the Permitted Lien to which such clause relates is one of the other clauses listed here, (s) or (t) of the definition of "Permitted TransTexas Liens," a Permitted TARC Lien described in clause (c), (d), (g), (j), (k), (m),
                 (o), (p), (q), (r) to the extent that the Incurrence of the Permitted Lien to which such clause relates is one of the other clauses listed here, (s), (t), (y) and (z) of the definition of "Permitted TARC Liens," or a Permitted TEC Lien described under clause (g) or (h) of Permitted TEC Liens including, in each case, any refinancings thereof.


         (e) The definition of "Intercreditor Agreements" is hereby amended to read in its entirety as follows:

                         "Intercreditor Agreements" means the TARC Intercreditor
                 Agreement, the TransTexas Intercreditor Agreement and the intercreditor agreements permitted by Section 12.2(d).

         (f) The definition of "Permitted Investment" is hereby amended to read in its entirety as follows:

                         "Permitted Investment" means, when used with reference
                 to the Company or its Subsidiaries, (i) trade credit extended to persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by TransTexas or its wholly owned Subsidiaries in wholly owned Subsidiaries of TransTexas (other than TTXD) that are engaged in Related TransTexas Businesses and Investments by TARC or its wholly owned Subsidiaries in wholly owned Subsidiaries of TARC that are engaged in Related TARC Businesses; (iv) Swap Obligations;
                 (v) the receipt of capital stock in lieu of cash in connection with the settlement of litigation; (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $3,000,000 in the aggregate outstanding at any time in the case of each of (i) the TARC Entities and (ii) the TransTexas Entities; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) an Investment in one or more Unrestricted Subsidiaries of (a) TransTexas in an aggregate amount, net of return on such Investment, not in excess of $25,000,000 less the amount of any Unrestricted Non-Recourse Debt outstanding of TransTexas or any of its Subsidiaries and (b) TARC of the assets comprising the CATOFIN(R) Unit owned by TARC as of the date hereof; (ix) Investments and expenditures made in the ordinary course of business by TransTexas or its Subsidiaries, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and
                 (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries); provided, that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas (i) all Debt of such joint venture (other than a joint venture that is an Unrestricted Subsidiary) that would not otherwise constitute Debt of one of the TransTexas Entities shall be deemed Debt of TransTexas in proportion to its direct or indirect ownership interest in such joint venture and (ii) such joint venture shall be reasonably calculated to enhance the value of the reserves of the TransTexas Entities or marketability of production from such reserves; (x) a guaranty by any Subsidiary of the Company permitted under Section 4.11;
                 (xi) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them, (xii) the TTXD Equity Investment (in addition to any contribution by TransTexas pursuant to clause (xiii) below), (xiii) capital contributions by TransTexas to TTXD or to a joint venture, a partnership, a limited liability company or a similar entity of TransTexas' drilling and energy services business and pipeline services business and related assets, (xiv) any acquisition by TARC of tank storage facilities (or the company that owns such facilities) in the vicinity of the TARC refinery, (xv) guarantees by TransTexas of Debt of TTXD to the extent that such Debt relates to assets contributed to TTXD pursuant to clause (xiii) hereof, (xvi) Investments in Accounts Receivables Notes by TARC in amounts not to exceed the greater of $20,000,000 or 20% of the TARC Borrowing Base at any one time,
                 (xvii) loans from the Company to its Subsidiaries (other than the TTXD Entities prior to the TTXD Spin-off) with (i) the excess of the Excess Cash Offer Amount (after reserving the full Interest Reserve Amount) over the Excess Cash Acceptance Amount, provided, that such loans are on terms no less favorable to the Company than were disclosed to the Holders of the Notes in the Excess Cash Offer or (ii) the excess of the Additional Interest Excess Cash Offer Amount over the Additional Interest Excess Cash Acceptance Amount, provided, that such loans are on terms no less favorable to the Company than were disclosed to the Holders of the Notes in the Additional Interest Excess Cash Offer, (xviii) an Investment in Capital Stock resulting from an Asset Sale pursuant to clause
                 (xiii) of Section 4.14, (xix) Investments by the Company in an Accounts Receivable Subsidiary, or by the Company or TARC in a reincorporation subsidiary in each case in connection with the initial capitalization thereof and not to exceed $1,000, (xx) Investments by the Company or TARC or a wholly owned Subsidiary of either of them solely for the purpose of facilitating a repurchase of the TARC Warrants in connection with a merger,
                 (xxi) other Investments not in excess of $5,000,000 at any time outstanding, (xxii) loans made (X) to officers, directors and employees of the Company or any of its Subsidiaries approved by the applicable Board of Directors (or by an authorized officer), the proceeds of which are used solely to purchase stock or to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such stock or the exercise price of such stock options, as applicable and
                 (Y) to refinance loans, together with accrued interest thereon, made pursuant to this clause, in each case not in excess of $3,000,000 in the aggregate outstanding at any one time, (xxiii) Investments by the Company in its Subsidiaries in an aggregate amount not to exceed the proceeds of Subordinated Debt permitted to be incurred pursuant to clause (5)(d) of
                 Section 4.11, (xxiv) Investments by the Company in TARC in an amount not to exceed the amounts received by the Company from an Accounts Receivable Subsidiary, (xxv) a capital contribution by TTXD of any or all of its assets to a joint venture, a partnership, a limited liability company or a similar entity,
                 (xxvi) a capital contribution by the Company to TARC in an amount not to exceed $226,000,000 (inclusive of any equity contribution made as described in the Offering Circular under the heading "The Transactions -- TARC Equity Contribution"), (xxvii) any deposit or escrow of funds in connection with adjustments to the Lobo Sale purchase price, (xxviii) loans made by the Company to TransTexas or TARC which in the aggregate do not exceed $50,000,000 principal amount outstanding at any one time or (xxix) loans from the Company to TARC of an amount equal to the proceeds received by it from the issuance of the Bridge Loan Notes.


         (g) The definition of "Permitted TARC Liens" is hereby amended to read in its entirety as follows:

                         "Permitted TARC Liens" means (a) Liens imposed by
                 governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations) in an aggregate amount outstanding at any one time not in excess of $5,000,000 or (ii) appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) easements, servitudes, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the TARC Entities including, without limitation, any easement or servitude granted in connection with the Port Commission Bond Financing; (e) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens securing Debt or other obligations not in excess of $3,000,000; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (h) Liens on Equipment, Receivables and Inventory; (i) Liens on the assets of any entity existing at the time such assets are acquired by any of the TARC Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TARC Entities and (ii) do not extend to any other assets of any of the TARC Entities; (j) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Issue Date ("New TARC Property"); provided, however, that (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of New TARC Property subject thereto and such Lien is created at the time of or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New TARC Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost plus reasonable financing fees and other associated reasonable out-of-pocket expenses (iii) any such Lien shall not extend to or cover any property or assets other than such item of New TARC Property and any improvements on such New TARC Property and (iv) such Lien does not extend to assets or property which are part of the fixed refinery assets which are part of the Capital Improvement Program; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of the TARC Entities, taken as a whole; (l) Liens on the assets of one of the TARC Entities in favor of another TARC Entity; (m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents relating to such letters of credit and the products and proceeds thereof; provided, that, such reimbursement obligations are not matured for a period of over 60 days; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions; (p) Liens on cash deposits to secure reimbursement obligations with respect to letters of credit after the Delayed Coking Unit is completed; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time of incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of allowed Unrestricted Non-Recourse Debt of TARC; (r) Liens on the proceeds of any property subject to a Permitted TARC Lien or on deposit accounts containing any such proceeds; (s) Liens on the proceeds of any property that is not Collateral, on the proceeds of any Debt Incurred in accordance with the provisions hereof, or on deposit accounts containing any such proceeds;
                 (t) Liens imposed in connection with the Port Commission Bond Financing; provided, that such liens do not extend to property other than the Port Facility Assets; (u) any extension, renewal or replacement of the Liens created pursuant to any of clauses
                 (a) through (g), (i) through (t) or (w) provided that such Liens would have otherwise been permitted under such clauses, and provided further that the Liens permitted by this clause
                 (u) do not secure any additional Debt or encumber any additional property; (v) Liens of the trustee under indenture and related collateral documents governing the terms of the Senior TARC Mortgage Notes and the Senior TARC Discount Notes;
                 (w) Liens in favor of the Company or its assignee under the Security Documents; (y) Liens on tank storage facilities in the vicinity of the TARC refinery acquired after the date hereof and (z) Liens securing the TARC Intercompany Bridge Loan.

         (h) The definition of "Permitted TEC Liens" is hereby amended to read in its entirety as follows:

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

                         "Permitted TEC Liens" means (a) Liens imposed by
                 governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the Company in accordance with GAAP; (b) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (c) any extension, renewal, or replacement of Liens created pursuant to either of clauses (a) or (b) of this definition, provided that such Liens would have otherwise been permitted under such clauses, and further provided that the Liens permitted by this clause (c) shall not be spread to cover any additional Debt or property; (d) Liens of the trustee under this Indenture and related collateral documents governing the terms of the Senior TARC Mortgage Notes and the Senior TARC Discount Notes; (e) deposits of cash or Cash Equivalents to secure appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds), (f) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance, (g) a Lien on the stock of an Accounts Receivable Subsidiary securing a guaranty of the Debt of an Accounts Receivable Subsidiary described in the definition of Unrestricted Non-Recourse Debt or (h) Liens securing the Bridge Loan Notes.

         (i) A definition of "TARC Intercompany Bridge Loan" is hereby added to read in its entirety as follows:

                         "TARC Intercompany Bridge Loan" means the promissory
                 note from TARC to the Company which is issued pursuant to the Bridge Financing Transaction resulting in proceeds of up to $25,000,000 to TARC.


         (j) A definition of "TEC Collateral" is hereby added to read in its entirety as follows:

                         "TEC Collateral" means the assets of the Company which
                 are pledged to the Trustee as security for the Notes.


         Section 1.02. Section 4.10 of the Original Indenture.

         (a) Section 4.10(a) of the Original Indenture is hereby amended to read in its entirety as follows:

                         (a) The Company shall not, and shall not permit any of
                 its Subsidiaries (other than any of the TTXD Entities after the date of the TTXD Spin-off) to, enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with any Related Person (excluding any Related Person which is a Related Person solely because the party engaging in such transaction has the ability to control the Related Person under the definition of "Control" contained within the definition of "Related Person") (including, without limitation: (i) the sale, lease, transfer or other disposition of properties, assets or securities to such Related Person,
                 (ii) the purchase or lease of any property, assets or securities from such Related Person, (iii) an Investment in such Related Person (excluding

                 Investments permitted to be made pursuant to clauses (iii),
                 (vi), (viii), (x), (xii), (xiii), (xv), (xvi), (xvii), (xix),
                 (xx), (xxii), (xxiii), (xxiv) or (xxvi) of the definition of "Permitted Investment"), and (iv) entering into or amending any contract or agreement with or for the benefit of a Related Person (each, a "Related Person Transaction")), except for (A) permitted Restricted Payments, including for this purpose the transactions excluded from the definition of Restricted Payments by the proviso contained in the definition of "Restricted Payments", (B) transactions made in good faith, the terms of which are (x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons, (C) transactions (w) between the Company and any of its Wholly Owned Subsidiaries or transactions between Wholly Owned Subsidiaries of the Company, (x) among the TTXD Entities, (y) among the TARC Entities, or (z) among the TransTexas Entities, (D) transactions pursuant to the Services Agreement, the Transfer Agreement, the Tax Allocation Agreement, the Gas Purchase Agreement, the Drilling Agreement, the Intercompany Notes, the Security Documents, and the Registration Rights Agreements (E) the lease of office space to the Company or an Affiliate of the Company by TransAmerican or an Affiliate of TransAmerican, provided that payments thereunder do not exceed in the aggregate $2,000,000 per year,
                 (F) any sale and leaseback or other transfer of TransTexas' headquarters building located at 1300 North Sam Houston Parkway East, Houston, Texas, (G) any employee compensation arrangement in an amount which together with the amount of all other cash compensation paid to such employee by the Company and its Subsidiaries does not provide for cash compensation in excess of $2,000,000 in any fiscal year of the Company or any Subsidiary and which has been approved by a majority of the Company's Independent Directors and found in good faith by such directors to be in the best interests of the Company or such Subsidiary, as the case may be, (H) loans to TARC and TransTexas which are permitted to be Incurred pursuant to the terms of Section 4.11; (I) the amounts payable by the Company and its Subsidiaries to Southeast Contractors for employee services provided to TARC not exceeding the actual costs to Southeast Contractors of the employees, which costs consist solely of payroll and employee benefits, plus related administrative costs and an administrative fee, not exceeding $2,000,000 per year in the aggregate; (J) the Company and its Subsidiaries may pay a management fee to TransAmerican in an amount not to exceed $2,500,000 per year and (K) transactions effected pursuant to the Bridge Financing Transaction, including without limitation (w) the borrowing by TARC from the Company of up to $25 million on substantially the same terms as the Bridge Loan Notes, (x) the repayment thereof, (y) the pledge of the TARC Collateral as security therefor and (z) the execution, delivery and performance of an agreement pursuant to which the Company would direct TransTexas to make payments on the TransTexas Intercompany Loan, during the period that the Bridge Loan Notes remain outstanding, to an account which will be dedicated to payments on the Bridge Loan Notes.

                         Notwithstanding the foregoing, the Company shall not,
                 and shall not permit any of its Subsidiaries to, directly or indirectly (excluding clauses (I) and (J) of Section 4.10(a)), loan or advance any funds to John R. Stanley, and the aggregate amount of total compensation to John R. Stanley shall not exceed (i) $1,000,000 per year in the aggregate from the Company and TransTexas and (ii) following the Phase II Completion Date, $1,000,000 from TARC.

         (b) Section 4.10(b) of the Original Indenture is hereby amended to read in its entirety as follows:

                         (b) Without limiting the foregoing, except for sales of
                 accounts receivable to an Accounts Receivable Subsidiary in accordance with Section 4.20, (i) with respect to any Related Person Transaction or series of Related Person Transactions (other than any Related Person Transaction described in clause
                 (A) (with respect to Permitted Restricted Payments by virtue of clauses (i), (ii), (iv)-(xii), (xiv), (xv), (xvi) and (xvii) of the proviso contained in the definition of "Restricted Payments"), (C), (D), (E), (F), (H) or (K) of Section 4.10(a)) with an aggregate value in excess of $1,000,000, such transaction must first be approved by a majority of the Board of Directors of the Company or its Subsidiary which is the transacting party and a majority of the directors of such entity who are disinterested in the transaction pursuant to a Board Resolution, as (x) fair and reasonable to the Company or such Subsidiary, as the case may be, and (y) on terms which are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, on an arm's length basis with Persons who are not Related Persons, and (ii) with respect to any Related Person Transaction or series of related Person Transactions (other than any Related Person Transaction described in clause (A) (with respect to permitted Restricted Payments by virtue of clauses (i), (ii), (iv)-(xii),
                 (xiv), (xv), (xvi) and (xvii) of the proviso contained in the definition of "Restricted Payments") (C), (D), (E), (F), (G),
                 (H) or (K) of Section 4.10(a)) with an aggregate value in excess of $5,000,000, the Company must first obtain a favorable written opinion as to the fairness of such transaction to the Company or such Subsidiary, as the case may be, from a financial point of view, from a "big 6 accounting firm" or a nationally recognized investment banking firm; provided that such opinion shall not be necessary if approval of the Board of Directors to such Related Person Transaction has been obtained after receipt of bona fide bids of at least two other independent parties and such Related Person Transaction is in the ordinary course of business.

         Section 1.03. Section 4.11 of the Original Indenture.

         (a) Section 4.11(2) is hereby amended to add subsection (s) thereto to read in its entirety as follows:

                         (s) Debt of TARC to the Company evidenced by the TARC
                 Intercompany Bridge Loan.

         (b) Section 4.11(5) is hereby amended to add subsection (f) thereto to read in its entirety as follows:

                         (f) Debt evidenced by the Bridge Loan Notes.

         Section 1.04. Section 4.14 of the Original Indenture. Section 4.14(b) is hereby amended to read in it entirety as follows:

                         (b) Notwithstanding the foregoing limitations on Asset
                 Sales and restrictions on the use of Net Cash Proceeds therefrom:

                         (i) TransTexas or any Subsidiary of TransTexas may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to TransTexas or a wholly owned Subsidiary of TransTexas;

                         (ii) TARC or any Subsidiary of TARC may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to TARC or any wholly owned Subsidiary of TARC;

                         (iii) the Company and its Subsidiaries may engage in Asset Sales in the ordinary course of business;

                         (iv) the Company and its Subsidiaries may engage in Asset Sales not otherwise permitted in clauses (i) through
                 (iii) or (v) through (xiii) of this sentence provided that the aggregate proceeds from all such Asset Sales do not exceed $5,000,000 in any twelve-month period;

                         (v) the Company and its Subsidiaries may engage in Asset Sales pursuant to and in accordance with the provisions of Article V;

                         (vi) the Company and its Subsidiaries may sell, assign, lease, license, transfer, abandon or otherwise dispose of (a) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business or (b) other property no longer necessary for the proper conduct of their business;

                         (vii) TARC and its Subsidiaries may sell accounts receivable to an Accounts Receivable Subsidiary in accordance with the provisions described under Section 4.20;

                         (viii) TARC and its Subsidiaries may convey, sell,
                 transfer or otherwise dispose of crude oil and refined products in the ordinary course of business;

                         (ix) the Company and its Subsidiaries may engage in Asset Sales (a) the Net Cash Proceeds of which are used for payment of cash interest on the Notes or the Intercompany Loans, (b) in connection with the settlement of litigation or the payment of judgments or (c) the Net Cash Proceeds of which are used in connection with the settlement of litigation or for the payment of judgments; provided, that the aggregate value of assets transferred pursuant to clauses (b) and (c) above from and after the Issue Date does not exceed $25,000,000;

                         (x) TransTexas may sell, convey, contribute or otherwise transfer the assets comprising the Related TTXD Business to TTXD;

                         (xi) TARC may transfer the Port Facility Assets in connection with the Port Commission Bond Financing;

                         (xii) TransTexas and its Subsidiaries may convey, sell, transfer or otherwise dispose of Hydrocarbons or other mineral products in the ordinary course of business;

                         (xiii) Prior to the TTXD Spin-off, TransTexas may sell,
                 transfer, contribute or otherwise dispose of the capital stock of TTXD or the assets comprising the drilling and energy services business and pipeline services business of TransTexas provided that (a) in the case of a transfer, contribution or other distribution to a company which has a class of equity securities publicly traded on a national securities exchange or on the NNM, (x) at least 50% of the value of the consideration for such Asset Sale consists of cash and up to 50% of the value of the consideration for such Asset Sale may consist of Capital Stock and (y) the Net Cash Proceeds from such Asset Sale are applied pursuant to clause (a)(ii) of the prior paragraph or
                 (b) in the case of a transfer, contribution or other distribution to a joint venture, partnership, limited liability company or similar entity newly formed for the purpose of this transfer, up to 100% of the value of the consideration for such Asset Sale may consist of Capital Stock or other equity interests in such entity; provided, that any Net Cash Proceeds from such Asset Sale are applied pursuant to clause (a)(ii) of the prior paragraph;

                         (xiv) The Company and TARC may sell shares of TransTexas Common Stock in connection with a transaction contemplated by the TransTexas Disbursement Agreement and clause (xii) of the definition of "Restricted Payments;"

                         (xv) The Company may transfer all or any portion of its voting rights with respect to Capital Stock of TransTexas pursuant to the Bridge Financing Transaction; and

                         (xvi) Unless otherwise required by the foregoing clauses (i) through (xv), the proceeds of any Asset Sale permitted thereby shall be used by the Company or its Subsidiaries for purposes not otherwise prohibited by this Indenture.

         Section 1.05. Section 12.2 of the Original Indenture. Section 12.2 is hereby amended to add subsection (d) thereto to read in its entirety as follows:

                         (d) The Trustee, upon the Company's request and at the
                 Company's expense, will execute, deliver, file and record all instruments and do all acts and other things as may be reasonably necessary to provide, pursuant to one or more subordination, intercreditor and collateral agency agreements (the "Subordination Agreements") among the Trustee, the initial holders of the Bridge Loan Notes, the Company and a collateral agent, as collateral agent, among other things, (i) that the Liens on the TEC Collateral securing the Notes will be subordinated to the Liens on the TEC Collateral securing the Bridge Loan Notes, (ii) that the Liens on the TARC Collateral securing the TARC Intercompany Loan will be subordinated to the Liens on the TARC Collateral securing the TARC Intercompany Bridge Loan, (iii) that determinations regarding the exercise of remedies against the TEC Collateral securing both the Bridge Loan Notes and the Notes will be made by a majority of the outstanding principal amount of the Bridge Loan Notes,
                 (iv) that determination regarding the exercise of remedies against the TARC Collateral securing both the TARC Intercompany Bridge Loan and the TARC Intercompany Loan will be made by a majority of the outstanding principal amount of the Bridge Loan Notes, (v) that the collateral agent will act as collateral agent with respect to the TEC Collateral and the TARC Collateral for both the holders of the Bridge Loan Notes and the holders of the Notes and (vi) that all of the Trustee's voting rights with respect to the Capital Stock of TransTexas included within the TEC Collateral shall be transferred to the holders of the Bridge Loan Notes (pro rata based on the principal amount thereof) until the Bridge Loan Notes have been paid in full. The Subordination Agreement will provide that nothing contained therein will impair or affect the right of the holders of the Notes to institute suit for the enforcement of any payment thereon as and when due. The subordination of the Security Interests pursuant to the Subordination Agreement shall be deemed not to impair the Security Interests in contravention of the provisions of this Indenture.


         Section 1.06. Section 12.5 of the Original Indenture. Section 12.5(a) is hereby amended to read in its entirety as follows:

                         (a) Upon receipt of a Release Request, the Trustee shall execute and deliver, within five Business Days from the receipt of such Release Request, any instruments deemed by the Company (or with respect to the Security Documents, the grantor of the security interests thereunder) to be reasonably necessary or reasonably appropriate to release all or a part of the Collateral from the Security Interests, if the provisions of this Section 12.5 have been complied with. Any such Release Request shall request the Trustee to execute one or more specifically described release instruments (which release instruments shall accompany such Release Request) and shall certify (i) that no Event of Default has occurred and is continuing (or with respect to a Release Request relating to any of the Security Documents, that no event of default has occurred and is continuing under the applicable Security Document) and (ii) that one of the conditions of this Section 12.5(a) set forth below (specifying such condition), and if such specified condition is described in clause (i), (ii) or
                 (iii) below, that the conditions of Section 12.4, 12.6 or 12.7, if applicable, have been, or simultaneously with or immediately following the release will be, fulfilled:

                         (i) the Collateral will be disposed of in compliance with Section 12.4;

                         (ii) there is a substitution of Substitute Collateral in accordance with Section 12.6;

                         (iii) there is a deposit of cash in a cash collateral
                 account in accordance with Section 12.7;

                         (iv) the Collateral to be released will be used within five business days either to make redemptions or purchases of Notes which will be delivered to the Trustee for cancellation;

                         (v) the Collateral is to be released in connection with an Asset Sale made in compliance with Section 4.14;

                         (vi) all of the conditions precedent to the termination of the Security Document under which the Lien in the Collateral to be released was created, or to the release of such Collateral from the Lien created by such Security Document, as set forth in such Security Document, have been satisfied;

                         (vii) Holders of not less than 66 2/3% in Value of the then outstanding Notes have consented in writing to such release of Collateral from the Security Interests;

                         (viii) the Collateral is to be released in connection with the TTXD Spin-off;

                         (ix) the Collateral is to be released in connection with the repurchase by TransTexas of its common stock made pursuant to the terms of clause (xii) of the definition of "Restricted Payments" contained herein; or

                         (x) the Collateral to be released relates to the lien of the TARC Mortgage on a portion of Parcel B-1 of TARC's refinery (which parcel is more particularly described in Exhibit "A" to the TARC Mortgage) for dedication to a governmental authority (such parcel being referred to as the "Dedicated Parcel") for the purpose of relocating Prospect Avenue from the western boundary line of such Parcel B-1 to the eastern and northern boundary lines of such Parcel B-1, provided that (i) the fee interest in and to the real property currently dedicated for use as Prospect Avenue is conveyed to TARC (such parcel being referred to as the "Reconveyed Parcel"), (ii) TARC executes and delivers a supplemental mortgage evidencing that the lien of the TARC Mortgage encumbers the Reconveyed Parcel, (iii) the Company executes and delivers a supplemental collateral assignment with respect to such supplemental mortgage and (iv) the Company delivers to the Trustee a certificate of the Construction Supervisor certifying that the loss of the use of the Dedicated Parcel does not have a material adverse affect on the use, operation or maintenance of TARC's refinery or the Capital Improvement Program.

                         (xi) the Collateral to be released constitutes First Lien Debt and the Company (or with respect to releases under the Security Documents, the grantor of the security interest thereunder) has satisfied all the requirements for obtaining subordination of the Security Interests therein pursuant to
                 Section 12.2 and such Collateral is (or will be, upon obtaining such release) encumbered by a Lien permitted pursuant to the terms of clauses (d), (k), (s) or (t) of the definition of Permitted TARC Lien or clauses (f), (l) or (o) of the definition of Permitted TransTexas Lien.

                         (xii) the Collateral to be released consists of deposit accounts of the Company, the TARC Intercompany Bridge Loan and the rights of the Company under the Loan Agreement relating to the TARC Intercompany Bridge Loan and the Release Request delivered to the Trustee with respect to such release states that concurrently with or immediately following the effectiveness of such release the Company will issue Bridge Loan Notes.

                                   ARTICLE II
                               GENERAL PROVISIONS

         Section 2.01. Effectiveness of Amendments. This Supplemental Indenture is effective as of the date first above written.

         Section 2.02. Ratification of Indenture. The Original Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Supplemental Indenture. The Original Indenture and this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

         Section 2.03. Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Supplemental Indenture, the Company is delivering to the Trustee:

                 (a) an Officers' Certificate in the form attached hereto as Exhibit A; and

                 (b) an Opinion of Counsel covering the matters described in Exhibit B attached hereto.

         Section 2.04. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

         Section 2.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

         Section 2.06. Counterparts. This Supplemental Indenture may be executed in any number if counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.

         IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused the Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attached, on and effective as of day and year first above written.




                                      TRANSAMERICAN ENERGY CORPORATION



Attest:                               By:
       ----------------------------      ---------------------------------------
       Tim Moore,                        Ed Donahue,
       Assistant Secretary               Vice President, Chief Financial Officer
                                         and Secretary


                                      FIRSTAR BANK OF MINNESOTA, N.A.,
                                      as Trustee



                                      By:
                                         ---------------------------------------
                                         Frank P. Leslie, III,
                                         Vice President